Exhibit 99.1

Press Release

For Immediate Release

Overland Storage Announces Expansion of
Share Repurchase Program

SAN DIEGO – Oct. 17, 2005 – Overland Storage, Inc. (NasdaqNM: OVRL) today announced that its board of directors has expanded the company’s share repurchase program.  Previously, the board had authorized the repurchase of up to $10 million of the company’s outstanding common stock. As a result of the expansion, the company is now authorized to repurchase up to 2.5 million shares of its common stock without a maximum dollar limit.  To date, the company has repurchased a total of 92,000 shares of its common stock under the program and has approximately 14.3 million shares of its common stock outstanding.

“The board of directors believes that the current share price of Overland common stock does not reflect the intrinsic value of the company.  Management and the board are committed to executing the company’s strategy to increase shareholder value and see an opportunity to use some of our cash balances to buy back shares for the benefit of our long-term shareholders,” said Christopher Calisi, Overland’s president and chief executive officer.

Under the Overland share repurchase program, purchases may be made from time to time in the open market, through block trades or otherwise, or in privately negotiated transactions. Depending on market conditions and other factors, at any time or from time to time without prior notice the board may modify the program or commence or suspend purchases. There is no fixed termination date for the repurchase program.

About Overland Storage, Inc.

Now in its 25th year, Overland Storage is a market leader and innovative provider of simply protected storage solutions – smart data protection appliances and software modules designed to work together, affordably, to ensure that information is automatically safe, readily available and always there. Overland’s award-winning data protection solutions include the REO SERIESTM of disk-based backup and recovery appliances and the NEO SERIESTM of tape libraries. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict.  Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include risks and uncertainties associated with the company’s strategy in the primary and secondary intelligent disk-based appliance market; market acceptance of the company’s next generation tape library platform; the timing and market acceptance of new product introductions by competitors; the speed at which HP transitions from the products it currently buys from the company to its next-generation products to be purchased from another vendor; delays, unbudgeted expenses, inefficiencies and production problems; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; loss of a major customer; the timing and amount of licensing royalties; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors set forth in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the company’s Form 10-K for the most recently completed fiscal year. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO SERIES and NEO SERIES are trademarks of Overland Storage, Inc.

CONTACT INFORMATION:

Vernon A. LoForti, CFO

vloforti@overlandstorage.com

858-571-5555

Cynthia A. Bond, Director of Corporate Communications

cbond@overlandstorage.com

858-571-5555

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